Exhibit 99.1

                  CIMAREX ENERGY PROVIDES OPERATIONAL UPDATE

    DENVER, Sept. 1 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today provided an update on its activities in the Gulf of Mexico and onshore Gulf Coast regions to discuss the impact of Hurricane Katrina. All offshore Louisiana drilling and production activities were suspended prior to arrival of the storm and the Company's New Orleans-based exploration staff can be temporarily contacted in our Dallas office at (972) 401-3111.

    As of this morning aerial surveys indicated that all operated platforms and producing structures are intact and appear to have suffered only minimal damage. Some of Cimarex's onshore Gulf Coast operations also suffered light damage. Overall, net daily production of approximately 50 million cubic feet of natural gas equivalent is shut-in as a result of the hurricane.

    The Company has not conducted any inspections of platforms, pipelines and other downstream assets owned by third parties. As such, we remain uncertain as to the timing of the resumption of production. However we will continue to be in contact with partners, pipeline operators and other service providers to ensure that production will be restored as soon as possible.

    Prior to the storm, Cimarex was drilling at Main Pass 185 (33% operated working interest) utilizing the Rowan-New Orleans jack-up rig. Rowan Companies, Inc., the owner of the New Orleans, announced that the rig has not been located and fears it may have sunk. A storm plug was set in the well prior to the hurricane and evacuation of the rig. Cimarex is insured for the cost of services it may incur to re-establish drilling operations above a customary deductible and Rowan is insured for the cost of the rig.

    Incorporating the impact of Hurricane Katrina, the Company now estimates third quarter production volumes may average between 455 - 465 million cubic feet equivalent per day. Third and fourth quarter volume estimates will be impacted by the timing of the resumption of production, could potentially be affected by delayed exploration and development drilling, and incorporate the September 1, 2005 sale of various royalty interests to Cornerstone Acquisition & Management Company, LLC, the energy division of the Argent Funds Group, for approximately $60 million.

    About Cimarex Energy

    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include 1) the possibility that problems may arise in successfully integrating the Magnum Hunter acquisition; 2) the possibility that the acquisition may involve unexpected costs; 3) the possibility that the industry may be subject to future regulatory or legislative actions; 4) the volatility in commodity prices for oil and gas; 5) the presence or recoverability of estimated reserves; 6) the ability to replace reserves; 7) environmental risks; 8) drilling and operating risks; 9) exploration and development risks; 10) competition; 11) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Cimarex. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Cimarex. Cimarex assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.